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                                                                    Exhibit 12

                              AMENDED AND RESTATED
                                   AGREEMENT

         This Amended and Restated Agreement is entered into this 7th day of October, 1998, by and between RED ROOF INNS, INC., a Delaware corporation, with principal offices located at 4355 Davidson Road, Hilliard, Ohio (the "Company") and DAVID L. REA, (the "Executive").

                                    RECITALS

         A. Company and Executive have entered into an Agreement as of March 3, 1998 to provide Executive certain severance benefits associated with a change in control of ownership in the Company. The Company has promoted Executive, and as a result of such promotion, desires to make certain changes and modification to the Agreement.

         B. Executive is a senior executive of Company who is expected to make major contributions to the profitability, growth, and financial strength of the Company.

         C. The Company recognizes that upon a threatened change in control Executive may have concerns about Executive's employment status and responsibilities, and the Company desires to provide Executive some assurances as to the continuation of Executive's employment status and responsibilities in the event of a change in control.

         D. The Company desires to assure itself of both present and future continuity of management in the event of a change in control and desires to establish certain minimum compensation rights of its key senior executive officers, including the Executive, applicable in the event of a change in control.

         E. The Company desires to assure that, should it receive an offer involving a possible change in control, Executive would be in a secure position to consider such offer and negotiate on behalf of the Company and its shareholders as objectively as possible, and to this end, the Company desires to protect Executive from any direct or implied threat to Executive's financial well-being under such circumstances.

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                                    COVENANTS

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  (a)      Change in Control. "Change in Control" shall mean

                           (i) any transaction, or series of transactions,
                  including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in
                  Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
                  Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), and excluding the Morgan Stanley Real Estate Fund, L.P. and its affiliates (as defined in Rule 12b-2 under the Exchange Act), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (ii) when, during any period of 24 consecutive months
                  the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of; at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                           (iii) when the stockholders of the Company approve a
                  plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 65% of the combined voting power of the surviving entity.

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                  (b) "Annual Base Salary" shall mean the Executive's current base annual salary plus any future increases to Executive's base annual compensation, but in no event less than the Executive's annual base salary in effect on the date of this Agreement.

                  (c) "Termination Date" shall mean the date on which Executive's employment with the Company is terminated.

         2. TERMINATION BY COMPANY. Following a Change in Control, the Executive's employment may be terminated by Company ("Company Termination Event") and the Executive shall not be entitled to the severance benefits provided under Section 4, provided that Executive's termination occurs as a result of one or more of the following events:

                  (a) The Executive's death;

                  (b) The Executive's disability, provided Executive actually begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control; or

                  (c) For "Cause," which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 3(b) hereof, the Executive shall have committed: (i) an act of fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; or (ii) a demonstrably intentional and deliberate act or failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith by the Executive, which causes or can be expected to cause material financial injury to the Company.

         For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that Executive's action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 2(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or Executive's beneficiaries to contest the validity or propriety of any such determination.

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          3. EXECUTIVE TERMINATION EVENT. If at any time during the two-year period commencing on the date of a Change in Control, the Company or Executive terminates Executive's employment following the occurrence of one or more of the following events ("Executive Termination Event"), Executive shall be entitled to the severance benefits provided in Section 4 below:

                  (a) Any termination by the Company of Executive's employment during such two-year period for any reason other than for Cause, as a result of Executive's death, or by reason of the Executive's disability and the actual receipt of disability benefits in accordance with
         Section 2(b) hereof; or

                  (b) Termination by the Executive of Executive's employment with the Company at any time within two years after the Change in Control upon the occurrence of any of the following events:

                           (i) The Company's failure to elect, re-elect, or
                  otherwise maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive was a Director of the Company immediately prior to the Change in Control;

                           (ii) A significant, adverse change (increase or
                  decrease) in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, or a reduction in the aggregate of the Executive's base pay or annual incentive bonus opportunity (and relative level of goal achievement) in which the Executive participated immediately prior to the Change in Control, or the termination of the Executive's right to any employee benefits to which Executive was entitled immediately prior to the Change in Control, or a reduction in scope or value of such benefits, without prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such change, reduction, or termination, as the case may be;

                           (iii) A determination by the Executive made in good
                  faith that, as a result of a Change in Control, there has been a significant change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, or that Executive has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial increase or reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such good faith determination;

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                           (iv) The liquidation, dissolution, merger,
                  consolidation, or reorganization of the Company or transfer of all or a significant portion of its business and/or assets;

                           (v) The Company shall relocate its principal
                  executive offices, or require the Executive to have Executive's principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or the Company shall require the Executive to travel away from Executive's office in the course of discharging Executive's responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control without, in either case, Executive's prior written consent; or

                           (vi) Without limiting the generality or effect of the
                  foregoing, any material breach of this Agreement by the Company or any successor thereto.

         4. SEVERANCE BENEFITS. In the event Executive's employment is terminated within two years of the date of a Change in Control as a result of an Executive Termination Event, Executive shall be entitled to the benefits set forth below. All amounts payable under this Section 4(a), (b), and (c) shall be paid to Executive in one lump sum within 10 days after Executive's termination of employment.

                  (a) The Company shall pay to Executive an amount equal to three times Executive's Annual Base Salary in effect for the year in which Executive's termination of employment occurs. Executive shall also be entitled to receive three times the highest bonus or short-term incentive compensation paid to Executive during the fiscal year preceding the Change in Control or, if higher, three times the maximum amount for which Executive has an opportunity to earn in the fiscal year of Executive's termination (excluding any amounts paid to Executive under the Company's equity-based, long-term incentive plan or any other phantom stock or stock rights plan subsequently established by the Company).

                  (b) The Company shall pay Executive Executive's full base salary through Executive's Termination Date. The Company shall also pay Executive an amount equal to the pro rata amount of the maximum target bonus award available to Executive under the bonus plan during the year of termination, based on the number of days of the year elapsed prior to the Termination Date.

                  (c) For the 36 months following Executive's termination of employment, the Company shall arrange to provide the Executive with health benefits (medical, dental, disability and life) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date. If and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program, or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall itself pay or provide

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         reimbursement to the Executive, Executive's dependents and beneficiaries, the cost of such health benefits. Such health benefits shall be discontinued prior to the end of the specified continuation period if the Executive receives comparable coverage from a subsequent employer.

                  (d) The Company will provide out-placement assistance from a service selected by Executive for a period of one year from the Termination Date. All associated costs will be paid by the Company, up to a maximum of 30% of Executive's annual rate of base pay in effect at the time of Executive's termination.

                  (e) If Executive has relocated to work with the Company during the three years immediately preceding the date of this Agreement, Executive may elect, within 120 days following the Termination Date, to have the Company purchase Executive's house at its then current market value (which shall be established by taking the average of three appraisals from real estate firms, one selected by the Executive, one selected by the Company, and one selected by the two selected firms with the Company paying the costs of the appraisals). Such purchase shall occur on a date specified by Executive, but in any event within six months following Executives' election to have the house purchased by the Company.

         5. OTHER RIGHTS. A termination of the Executive's employment by the Company pursuant to Section 2 or 3(a) hereof, or by the Executive pursuant to
Section 3(b) hereof, shall not affect adversely any rights which the Executive may have pursuant to any agreement, employment contract, policy, plan, program, or arrangement of the Company providing employee benefits, which rights shall be governed by the terms of such employee benefit plan.

         6. LONG-TERM INCENTIVES. Upon the occurrence of a Change in Control, Executive shall become immediately and automatically vested (with no director discretion exercised) in all equity-based, long-term incentives (including stock options and restricted stock) and all accrued pension benefits held as of the date of the Change in Control. To the extent legally necessary the Company can provide these benefits on a tax non-qualified basis. For any cash-based, long-term incentive vehicles, Executive shall become immediately vested and receive an immediate cashout of the vehicles upon the occurrence of a Change of Control, equal to a pro rata target award thereunder (or, if greater, the actual award earned to date) based upon the number of days actually employed during the performance period. Such provisions will be included in all future long-term incentive award agreements.

         7. NO SET-OFF. There shall be no set-off or counterclaim against, or delay in, any payment of severance benefits by the Company to Executive provided for in this Agreement with respect to any claim against or debt or obligation of Executive, whether arising hereunder or otherwise except for health benefits as provided in Section 4(c).

         8. NO MITIGATION OBLIGATION. Executive's benefits hereunder shall be payable to Executive as severance pay in consideration of Executive's past services and of Executive's continued services from the date hereof. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment

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following the Termination Date. Accordingly, the parties hereto expressly agree that the payment of the severance benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise except for health benefits as provided in
Section 4 (c).

         9. TAX CONSIDERATIONS. Notwithstanding anything herein to the contrary, in the event any payments to Executive hereunder are determined by the Company to be subject to the tax imposed by Section 4999 of the Code or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalties art hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive at the time specified in Section 4
(a) above, an additional amount (the "Gross-Up Payment") such that after the payment by Executive of all federal, state, or local income taxes, Excise Taxes, FICA taxes, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payments provided herein.

                  (a) For purposes of determining whether any payments to Executive hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

                           (i) any other payments or benefits received or to be
                  received by Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement, or agreement with Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

                           (ii) the amount of the severance payments which shall
                  be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(l) and (4) (after applying clause (a), above); and

                           (iii) the parachute value of any non-cash benefits or
                  any deferred payment or benefit shall be determined by Company in accordance with the principles of Sections 280G(d)(3) and
                  (4) of the Code.

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                  (b) If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Company shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later that ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
                  requested by the Company relating to such claim;

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in
                  order to effectively contest such claim; and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue

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         for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid pursuant to Section 9(b), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of Section 9(b), within 5 business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when
         (i) there is a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, i.e., all allowable appeals pursuant to this Section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

                  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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         10. ENFORCEMENT COSTS. Company is aware that, upon the occurrence of a
Change in Control, the Board of Directors or a shareholder of the Company, or the Company's successor in interest, may then cause or attempt to cause Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Company that Executive not be required to incur the expenses associated with the enforcement of Executive's rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of Executive's rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control it should appear to Executive that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder, Company irrevocably authorizes Executive from time to time to retain legal counsel of Executive's choice at the expense of Company to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder, or other person affiliated with Company. The reasonable fees and expenses of counsel selected from time to time by Executive as provided herein shall be paid or reimbursed to Executive by Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by Executive's counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due Executive as of the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest equal to the lesser of 10% or the prime commercial rate in effect at The Huntington National Bank in Columbus, Ohio from time to time during the pre-judgment period.

         11. ARBITRATION. Without limiting the application of Section 10 above, the Company and Executive hereby agree that certain issues and/or disagreements arising in connection with this Agreement shall be settled by arbitration. Accordingly, in the event the Company or Executive believes that the other party has violated any provision of this Agreement, including but not limited to any action by the Company which Executive believes would entitle Executive to terminate Executive's employment with severance benefits in accordance with
Section 3(b) hereof, the party alleging such violation shall notify the other party in writing of such alleged violation. In the event the party receiving such violation notice disagrees with the position taken by the other party in such written notice, the recipient of the violation notice may, within 20 days of receipt of such written notice, notify the other party, in writing, that it has elected to submit such disagreement to arbitration. Arbitration of such dispute shall be settled in Columbus, Ohio, in accordance with the then applicable rules of the American Arbitration Association. The Company shall bear all costs associated with such arbitration. In the event the party receiving a violation notice does not elect to submit any issue or disagreement to arbitration within 10 days of its receipt of the written violation notice, such party will be deemed to have accepted the position taken in such written notice. Notwithstanding anything herein to the contrary, neither

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the Company nor the Executive shall be required to arbitrate the basis of any involuntary termination of Executive's employment with the Company by the Company or its successor.

         12. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control, provided, however, that any termination of employment or the removal of the Executive from the office or position in the Company that such Executive presently holds following the commencement of active negotiations with a third party (which negotiations are evidenced by the delivery of evaluation material) that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement. Notwithstanding the foregoing, a termination of employment or removal of the Executive following the termination of active negotiations with any third party shall not be deemed a termination after a Change in Control for purposes of this Agreement.

         13. TERM. This Agreement shall terminate on October 7, 2001, unless a Change in Control shall have occurred prior to such date; provided, however, upon the passage of one year from the date hereof and each year thereafter this Agreement shall automatically be renewed for an additional year unless the Company or the Executive has notified in writing the other sixty calendar days prior to the passage of the year that the Agreement is not to be automatically renewed. Upon such notice, this Agreement will not be renewed for the additional year and will expire at the end of the three-year term then in process. Regardless of the term remaining on this Agreement determined as provided above, upon the occurrence of a Change of Control of the Company this Agreement shall not terminate or expire until two years from the date of such Change of Control.

         14. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         15. SUCCESSORS AND BINDING AGREEMENT.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable, or delegable by the Company.

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                    (b) This Agreement shall inure to the benefit of and be
         enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, or legatees.

                    (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 13(a) hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

                    (d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

         16. NOTICE. For all purposes of this Agreement, all communications including without limitation notices, consents, requests, or approvals, provided for herein, shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the President of the Company) at its principal executive office and to the Executive at Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         17. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         18. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid, and legal.

         19. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. In the event the terms and conditions of this Agreement conflict with those of any other agreement, this Agreement shall prevail.

         To the extend that Executive receives payment under this Agreement relating to the termination of Executive's employment, the Executive will not receive payment under any other agreement with the Company regarding such termination.

         THIS AGREEMENT IS AN AMENDED AND RESTATED AGREEMENT OF THE ORIGINAL AGREEMENT AND SUPERSEDES THE ORIGINAL AGREEMENT IN ITS ENTIRETY.

         IN WITNESS WHEREOF, the Executive and Company have executed this Agreement on the day and year first above written.

EXECUTIVE                                  RED ROOF INNS, INC.

By: /s/ DAVID L. REA                       By: /s/ FRANCIS W. CASH
   -------------------------------            -------------------------------
     DAVID L. REA                               FRANCIS W. CASH
     Executive Vice President,                  Chairman, President, and
     Chief Financial Officer, and               Chief Executive Officer
     Treasurer

                                                                   Page 13 of 13